EXHIBIT 4.9
Contract on Investment Project
Party A: Shezhen Baoan District High and New Technology Industrial Park Development and Investment Co., Ltd.
Address: Floor 13, Jingfa Building, Baocheng 6th Zone, Baoan District, Shenzhen City Legal Representative: Long Yaoting
Party B: Zastron Electronic (Shenzhen). Co. Ltd.
Address: Zhuao Industrial Village, Gushu, Xinan Town, Baoan District, Shenzhen City
Legal Representative: Lei Lai Fong
In accordance with the stipulations and requirements of Shenzhen City and Baoan District concerning the enterprises’ entry into the High and New Technology Industrial Park (hereinafter called as “the Park”), as well as with reference to Regulations on High and New Technology Industrial Park of Shenzhen Special Economic Zone, Party A agrees that Party B invests on establishing Zastron Electronic Product Production Base Project in Guangming High and New Technology Industrial Park, Baoan District, Shenzhen City. Through friendly consultations, Party A and Party B have entered into the contract concerning Party B’s entry into the park and investment, which shall be commonly abided by.
1.	Project Name: Zastron Electronic Product Production Base.

2.	Project Location: Guangming High and New Technology Industrial Park, Baoan District, Shenzhen City, Guangdong Province.

3.	Investment Amount: the total investment of the project amounts to 2,597,000,000 RMB Yuan.

4.	Scope of Operations: production and operation of color LCD display modules, mobile phones and RF (Radio Frequency) modules, digital audio modules and multi-media broadcasting receivers, and other products.

5.	Rights and Obligations of Party A:
     In line with the spirit of Shen Chan Ye Dai Ban Han [2006] No. 6 Document of Shenzhen City, Party A plans to supply Party B with a plot for the use of high and new technology projects, which is located in Guangming High and New Technology Industrial Park, Baoan District with an area of approximately 120,000 square meters.
     Party A shall supply water, drainage, sewage, electricity, gas, telecommunication, municipal planning and public roads within the park as well as other supporting infrastructures to outside the red line of the plot for the use of Party B.
     Party A shall assist Party B in handling project construction reporting and approval and other relevant procedures.
     After Party B pays in full the advance payment for comprehensive compensation on park development according to the regulations of the contract, Party A shall handle the procedures relating to the entry of Party B into the park in compliance with the process and the laws.

     The comprehensive compensation on park development, which is collected by Party A, shall be used for the development and construction of the park according to the relevant regulations from Baoan District People’s Government, so as to construct sound production and living environments for Party B.
     Party A shall be entitled to hold Party B from the act of illegally using the land and constructing.
     Party A can provide Party B with the property management service upon the completion of the plant area, with the service contracts being entered into otherwise.
6.	Rights and Obligations of Party B:
     Party B shall bear by itself the funds required for the project construction, conduct project construction and production management according to the laws, operate independently as well as assume sole responsibility for its own profits and losses.
     The enterprise and project of Party B must conform to the stipulations set forth in Article 33 of Regulations on High and New Technology Industrial Park of Shenzhen Special Economic Zone before it can access the park.
     Party B promises that the project shall be completed and put into production in 2 years since the date of signing The Contract on Transfer of Land Use Rights. Within 12 months after the project is put into operation, every ten thousand square meters of land shall have an annual output value of more than 100,000,000 RMB Yuan, as well as an annual industrial value added of more than 22,000,000 RMB Yuan.
     Party B shall pay to Party A the comprehensive compensation on park development as per the standard of 100 RMB Yuan per square meter of land for use of high and new technology projects. The land use area shall be governed by the red line range approved by the land administration department.
     The method of payment on comprehensive compensation of park development: Within ten days since the signature of the contract, Party B shall make one-off advance payment of comprehensive compensation on park development totaling 12,000,000 RMB Yuan, as per 120,000 square meters, which recommended project land area is reviewed and determined by Management Office of Baoan District High and New Technology Industrial Park (hereinafter called as “High/New-tech Office”), to the account designated by Party A. The actual amount payable of comprehensive compensation on park development shall be settled, as per the land area approved by the land administration department, within 10 days after the approval on land use from the land administration department as well as in line with “refund for any over-payment or a supplemental payment for any deficiency”.
     The enterprise or project, which is invested and established by Party B within the park of Baoan District, must be registered in the place where the park is in as well as pay taxes according to the laws.
     Party B shall have its own responsibility for the plan and construction of the projects within the scope of red line of land use provided that it obeys the overall plan of the park. No fences shall be built within the park. The project planning and architecture form designs must get the approval from the High/New-tech Office as well as be reported for approval to the governmental administrations before the start of construction.

     If Party B wishes to set up outdoor advertisements and logos within the park, it should be reported to High/New-tech Office for initial review. After passing the initial review, it shall be reported to the relevant governmental administration for approval.
     Party B shall regularly inform Party A on construction statuses, abide by the regulations relating to the park management, as well as submit statistical reports to the governmental statistical department and the park management administration department after the project is completed and put into production.
     If Party B has not completed 25% of the investment amount on the building beyond one year since the date of signing Contract on Transfer of Land Use Rights on the project-use land in the park, Party A can advise the land administration department of canceling the Contract on Transfer of Land Use Rights, returning the original land prices and the principal of comprehensive compensation on the park development already paid, as well as handling the aboveground building and attachments according to the laws.
     Party B shall not transfer or rent the land as well as its aboveground buildings. Really required transfer, in case of bankruptcy, settlement, voluntary or forcible exit from the park and so on, shall be handled according to the regulations in Article 29 of Regulations on High and New Technology Industrial Park of Shenzhen Special Economic Zone as well as relevant stipulations in Rules and Regulations on Transfer of Land Use Rights of Shenzhen Special Economic Zone.
     Party B shall be entitled to entrust Party A to conduct property management over its self-built plant area, and pay to Party A the property management fees as per the agreement by both parties as well as relevant regulations of the park.
7. Liabilities for Breach of Contract
     If Party B illegally changes the land use within the park or illegally transfer or rent the real estate in the park, Park A shall advise that the land administration department should punish Party B according to Rules and Regulations on Transfer of Land Use Rights of Shenzhen Special Economic Zone. Moreover, if the land administration department should take back the land use rights consequently, the comprehensive compensation on park development collected by Party A shall not be returned, too.
     If the enterprise or project of Party B exits the park in case of Article 41 of Rules and Regulations on Transfer of Land Use Rights of Shenzhen Special Economic Zone, Party B shall bear its losses by its own, and Party A shall not return the comprehensive compensation on park development paid by Party B.
     Party B should not delay in making advance payments on comprehensive compensation on park development, and the contract will be automatically cancelled in case of thirty-day delay.
     If the project fails to reach the annual production output as schedule stipulated in Article 6.3 hereunder after being completed and put into operation, Party B agrees to pay to Party A the compensation fee on municipal infrastructure investment by 5 per thousand of the actual balance of unreached industrial value added every year since the agreed year, until it reached the stipulated annual industrial value added.
     In case of failure to meet the annual industrial value added as stipulated in Article 6.3 hereunder as scheduled after the project is completed and put into operation, Party B agrees to pay to Party A the compensation for municipal infrastructure investment by 5 ‰ of the actual difference of unaccomplished industrial value added annually since the agreed year, until the industrial value added on the agreed year is reached.
8.	Method of Dispute Settlement:
Any disputes arising out of the contract shall be settled by both parities through consultations. In case that no agreement is reached, the dispute shall be submitted to Shenzhen Arbitration Council for arbitration according to the rules of arbitration.
9.	Validity:
This contract shall be entered into in quadruplicate to equal legal validity, with both Party A and Party B holding two copies. This contract shall be effective since the date when both parties sign and stamp.
Other matters not provided in the contract can be settled by both parties through friendly consultations. Parties hereto may enter into supplementary agreements, which shall bear the equal legal effect with the contract.
Party A (Stamp): Shezhen Baoan District High and New Technology Industrial Park Development and Investment Co., Ltd.

Legal Representative or its Authorized Representative (Signature): Long Yaoting Date: Mar. 14, 2006
Party B (Stamp): Zastron Electronic (Shenzhen). Co. Ltd.
Legal Representative or its Authorized Representative (Signature): Lei Lai Fong
Date: Mar. 14, 2006